Exhibit 99.1

PRESS RELEASE

CONTACT CHRIS HEADLY

(540) 349-0218

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES First QUARTER 2019 RESULTS

•	Net income was $1.6 million for the first quarter, a slight increase when compared with the prior quarter and the first quarter of 2018;
•	Net loans decreased $4.5 million for the first quarter compared with the prior quarter and increased $42.0 million when compared with the first quarter of 2018;
•	Deposits decreased $43.3 million to $592.4 million for the first quarter compared with the prior quarter and increased $15.2 million when compared with the first quarter of 2018;
•	Net interest margin increased to 3.89% for the first quarter compared with 3.79% for the prior quarter and 3.74% for the first quarter of 2018; and
•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

WARRENTON, VA., April 22, 2019 - Fauquier Bankshares, Inc. (the Company) (NASDAQ: FBSS), parent company of The Fauquier Bank, reported net income of $1.6 million, or $0.43 per diluted share for the quarter ended March 31, 2019, compared with $1.6 million, or $0.42 per diluted share for the prior quarter and for the first quarter of 2018.

For the quarter ended March 31, 2019, the Company’s return on average equity (ROE) and return on average assets (ROA) were 10.83% and 0.96%, respectively, compared with 10.58% and 0.92% for the prior quarter, respectively, and 11.44% and 0.97%, for the first quarter of 2018, respectively.

Marc Bogan, President and CEO said, “Performance in the first quarter of 2019 was good, especially given the challenging interest rate environment and competitive marketplace.  Loan and deposit growth has been difficult, but we are focused on maintaining strong margins and managing our costs, which has led to improvement in earnings available to shareholders.  We are also pleased with our Charity of Choice initiative during the quarter that resulted in $40,000 in charitable contributions to local and national charities.  We believe this is the essence of community banking, A Community Bank Investing in its Community.”

Total assets were $700.5 million on March 31, 2019 compared with $730.8 million for the prior quarter and $682.1 million on March 31, 2018.  Net loans were $539.7 million on March 31, 2019 compared with $544.2 million for the prior quarter and $497.7 million on March 31, 2018.  Total deposits were $592.4 million on March 31, 2019 compared with $635.6 million for the prior quarter and $577.2 million on March 31, 2018.  Low cost transaction deposits (demand and interest checking accounts) were $346.7 million on March 31, 2019 compared with $392.6 million for the prior quarter and $351.5 million on March 31, 2018.

Net interest margin was 3.89% for the first quarter of 2019 compared with 3.79% for the prior quarter, and 3.74% for the first quarter of 2018.  Net interest income was $6.1 million for the first quarter of 2019 compared with $6.1 million for the prior quarter and $5.7 million for the first quarter of 2018.

The Company’s allowance for loan loss methodology determines the level of loan provision at the end of each quarter.  Based on loan portfolio growth, net charge-off history, asset quality indicators, impaired loans and other qualitative factors, the allowance for loan losses was $5.3 million or 0.97% of total loans on March 31, 2019 compared with $5.2 million or 0.94% of total loans for the prior quarter and $5.4 million or 1.07% of total loans on March 31, 2018.

Nonperforming assets were $7.8 million on March 31, 2019, compared with $7.9 million for the prior quarter and $10.9 million on March 31, 2018.  Included in nonperforming assets for the quarter were $6.5 million of nonperforming loans and $1.4 million of other real estate owned.  Net loan recoveries were $55,000 for the first quarter of 2019 compared with net loan charge-offs of $38,000 for the prior quarter and net loan recoveries of $7,000 for the first quarter of 2018, respectively.

Noninterest income was $1.5 million in the first quarter of 2019, compared with $1.3 million for the prior quarter and $1.9 million for the first quarter of 2018.

Noninterest expense for the first quarter of 2019 was $5.7 million compared with $5.6 million for the prior quarter and $5.5 million for the first quarter of 2018.

Shareholders’ equity was $62.1 million on March 31, 2019 compared with $60.0 million for the prior quarter and $56.7 million on March 31, 2018.  Book value per common share was $16.41 on March 31, 2019 compared with $15.90 for the prior quarter and $15.01 on March 31, 2018.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
EARNINGS STATEMENT DATA:
Interest income	$7,179	$7,094	$6,694	$6,540	$6,370
Interest expense	1,046	1,042	853	686	652
Net interest income	6,133	6,052	5,841	5,854	5,718
Provision for loan losses	50	-	195	12	300
Net interest income after provision for loan losses	6,083	6,052	5,646	5,842	5,418
Noninterest income	1,480	1,263	1,324	1,624	1,863
Noninterest expense	5,718	5,612	5,484	5,574	5,481
Income before income taxes	1,845	1,703	1,486	1,892	1,800
Income taxes	213	130	169	233	214
Net income	$1,632	$1,573	$1,317	$1,659	$1,586

PER SHARE DATA:
Net income per share, basic	$0.43	$0.42	$0.35	$0.44	$0.42
Net income per share, diluted	$0.43	$0.42	$0.35	$0.44	$0.42
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Weighted average shares outstanding, basic	3,778,895	3,773,836	3,773,836	3,773,739	3,768,197
Weighted average shares outstanding, diluted	3,788,910	3,779,289	3,780,547	3,783,159	3,777,114
Book value	$16.41	$15.90	$15.44	$15.29	$15.01
BALANCE SHEET DATA:
Total assets	$700,502	$730,805	$669,977	$651,529	$682,120
Loans, net	$539,672	$544,188	$527,802	$505,623	$497,691
Securities, including restricted investments	$72,344	$74,124	$75,124	$75,018	$72,520
Deposits	$592,358	$635,638	$566,231	$565,835	$577,241
Transaction accounts (demand & interest checking accounts)	$346,687	$392,583	$345,862	$345,063	$351,485
Shareholders' equity	$62,133	$60,007	$58,277	$57,698	$56,666
PERFORMANCE RATIOS:
Net interest margin (1)	3.89%	3.79%	3.81%	3.88%	3.74%
Return on average assets	0.96%	0.92%	0.79%	1.02%	0.97%
Return on average equity	10.83%	10.58%	8.96%	11.66%	11.44%
Efficiency ratio (2)	75.41%	76.29%	76.02%	77.16%	77.24%
Yield on earning assets	4.55%	4.44%	4.37%	4.33%	4.16%
Cost of funds	0.69%	0.67%	0.71%	0.58%	0.54%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
ASSET QUALITY RATIOS:
Nonaccrual loans	$1,969	$1,993	$2,381	$2,661	$3,688
Restructured loans still accruing	3,319	3,361	3,402	3,442	3,744
Loans 90+ days past due and accruing	1,163	1,227	1,841	1,665	2,102
Total nonperforming loans	6,451	6,581	7,624	7,768	9,534
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$7,807	$7,937	$8,980	$9,124	$10,890

Allowance for loan losses	$5,281	$5,176	$5,214	$4,978	$5,400
Allowance for loan losses to total loans	0.97%	0.94%	0.98%	0.98%	1.07%
Nonaccrual loans to total loans	0.36%	0.36%	0.45%	0.52%	0.73%
Allowance for loan losses to nonperforming loans	81.86%	78.65%	68.39%	64.08%	56.64%
Nonperforming loans to total loans	1.18%	1.20%	1.43%	1.52%	1.90%
Nonperforming assets to total assets	1.11%	1.09%	1.34%	1.40%	1.60%
Net loan charge-offs (recoveries)	$(55)	$38	$(41)	$434	$(7)
Net loan charge-offs (recoveries) to average loans	(0.01)%	0.01%	(0.01)%	0.09%	—

4